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                                                                    EXHIBIT 99.3

                                VOTING AGREEMENT

THIS VOTING AGREEMENT (the "Agreement") is dated January 5, 2000, by and among East/West Communications, Inc., a Delaware corporation ("East West"), Omnipoint Corporation, a Delaware corporation ("Omnipoint") and the parties listed on
Schedule I hereto (each an "East West Stockholder" and, collectively, the "East West Stockholders").

                                    RECITALS

     WHEREAS, East West and Omnipoint entered into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which, among other things, East West will merge with and into Omnipoint (such merger, together with the related transactions contemplated in the Merger Agreement, being referred to herein as the "Merger");

     WHEREAS, each East West Stockholder is the beneficial owner of the number of shares of East West Class A Common Stock, par value $0.0001 per share, set forth opposite each East West Stockholders name in Schedule I hereto (the "East West Shares"); and

     WHEREAS, approval of the Merger Agreement by East West stockholders at a meeting of East West stockholders (the "East West Stockholders' Meeting") is a condition to the consummation of the Merger.

     NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

     1. Agreement to Vote by East West Stockholder.

        a. Each East West Stockholder hereby agrees, either (i) to attend the East West Stockholders' Meeting (if such meeting is held), in person or by proxy or (ii) by written consent, to vote (or cause to be voted) all East West Shares, and any other voting securities of East West, beneficially owned by such East West Stockholder (whether issued heretofore or hereafter) that such East West Stockholder owns or has the right to vote, in favor of adoption and approval of the Merger Agreement, the Merger, and any other matters necessary to consummate the transactions contemplated in the Merger Agreement. Such agreement to vote shall apply also to any adjournment or adjournments of the East West Stockholders' Meeting.

        b. From and after the date hereof through the earlier of the effective time of the Merger and the termination of the Merger Agreement, each East West Stockholder hereby agrees not to sell, transfer, pledge, encumber or otherwise dispose of (collectively, "Transfer") any East West Shares and any other voting securities of East West beneficially owned by such East West Stockholder on the date hereof. Any such Transfer of East West Shares shall be null and void, and such transferee shall have no rights as a stockholder of East West.

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         c. To the extent inconsistent with the foregoing provisions of this
Section 1, each East West Stockholder hereby revokes any and all previous proxies granted by such East West Stockholder with respect to such East West Stockholder's East West Shares or any other voting securities of East West.

     2. Representations and Warranties of East West and the East West Stockholders.

         a. East West represents and warrants as follows: (i) this Agreement has been approved by the Board of Directors of East West and (ii) this Agreement has been duly executed and delivered by East West and constitutes its valid and binding agreement, enforceable against it in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application which may affect the enforcement of creditors' rights generally and by general equitable principles.

         b. Each East West Stockholder represents and warrants as follows: (i) this Agreement has been duly executed and delivered by such East West Stockholder and constitutes its valid and binding agreement, enforceable against it in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application which may affect the enforcement of creditors' rights generally and by general equitable principles; and (ii) the East West Shares listed next to the name of such East West Stockholder on Schedule I hereto are the only voting securities of East West owned (beneficially or of record) by it.

     3. Effectiveness and Termination. In the event that the Merger Agreement is terminated in accordance with its terms, this Agreement shall automatically terminate and be of no further force or effect. Upon such termination, except for any rights any party may have in respect of any breach by any other party of its or his obligations hereunder, none of the parties hereto shall have any further obligation or liability hereunder.

     4. Miscellaneous.

        a. Notice. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

if to East West, to it at:

East/West Communications, Inc.
350 Stuyvesant Avenue
Rye, New York  10580
Attention:  Victoria G. Kane
Phone:      (914) 921-6300
Fax:        (914) 921-6300

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With a copy to:

Latham & Watkins
1001 Pennsylvania Avenue, N.W.
Suite 1300
Washington, D.C.  20004
Attention:  James Barker, Esq.
            Daniel T. Lennon, Esq.
Phone:      (202) 637-2200
Fax:        (202) 637-5265

if to Omnipoint, to it at:

Omnipoint Corporation
3 Bethesda Metro Center
Suite 400
Bethesda, Maryland 20814
Attention: Douglas G. Smith
Fax: 301-951-3591

with a copy to:

Piper Marbury Rudnick & Wolfe LLP
1200 Nineteenth Street, N.W.
Washington, D.C.  20036
Attention: Edwin M. Martin, Jr., Esq.
Fax: (202) 233-2085

if to any East West Stockholder, to it at:

Weiss, Peck & Greer, L.L.C.
One New York Plaza
New York, NY 10004
Attention:  Michael E. Singer, Esq.
Fax:  (212) 908-0195

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. on a Business Day, in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

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     b. Amendments; No Waivers.

     (i) Subject to applicable law, any provision of this Agreement may be amended or waived, but only if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective.

     (ii) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof, or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

     c. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties and their respective successors and assigns, including, without limitation, in the case of any corporate party hereto any corporate successor by merger or otherwise, and in the case of any individual party hereto any trustee, executor, heir, legatee or personal representative succeeding to the ownership of such party's shares of East West stock or other securities subject to this Agreement. Notwithstanding any Transfer of shares of East West stock, the transferor shall remain liable for the performance of all obligations of such transferor under this Agreement.

     d. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such State.

     e. Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court located in the State of Delaware or any Delaware state court, and each of the parties hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 6.a shall be deemed effective service of process on such party.

     f. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

                                      -4-
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     g. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

     h. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to such subject matter.

     i. Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

     j. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

     k. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at law or in equity.

     l. Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

     m. Limitation on Liability. No party hereto shall have any liability hereunder for any actions or omissions of any other party hereto.

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     n. Expenses. Each party hereto shall bear its own expenses incurred in connection with this Agreement.

     o. Further Assurances. Each party hereto agrees that such party shall execute and deliver such additional instruments and other documents and shall take such further actions as may be necessary or appropriate to effectuate, carry out and comply with all of their obligations under this Agreement. Without limiting the generality of the foregoing, none of the parties hereto shall enter into any agreement or arrangement (or alter, amend or terminate any existing agreement or arrangement) if such action would impair the ability of any party to effectuate, carry out or comply with all the terms of this Agreement.

                        [Signatures on following pages.]

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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                               EAST/WEST COMMUNICATIONS, INC.

                               By:  ________________________________
                                    Victoria G. Kane
                                    Chief Executive Officer

                                    WPG Merger Arbitrage Fund, L.P.
                                    By: Weiss, Peck & Greer, L.L.C.
                                    its General Partner

                                    By: ____________________________

                                        Raj Maheshwari
                                        Principal

                                    WPG Merger Arbitrage Overseas Fund, Ltd.
                                    By: Weiss, Peck & Greer, L.L.C.;
                                    its General Partner

                                    By: ____________________________
                                        Raj Maheshwari
                                        Principal

                                    Ritchie Capital Inv. Ltd.
                                    By: Weiss, Peck & Greer, L.L.C.;
                                    its Attorney-in-Fact

                                    By: ____________________________
                                        Raj Maheshwari
                                        Principal

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                                   RAM Trading Ltd.
                                   By: Weiss, Peck & Greer, L.L.C.;
                                   its Attorney-in-Fact

                                   By: ______________________________
                                       Raj Maheshwari
                                       Principal

                                   OMNIPOINT CORPORATION

                                   By: ________________________________
                                       Name:
                                       Title:


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

                                                                                       SCHEDULE I

                                          EAST WEST STOCKHOLDERS

NAME AND ADDRESS OF STOCKHOLDER                                         NUMBER OF EAST WEST SHARES
WPG Merger Arbitrage Fund, L.P.                                         60,070
One New York Plaza
New York, NY 10004

WPG Merger Arbitrage Overseas Fund, Ltd.                                13,000
One New York Plaza
New York, NY 10004

Ritchie Capital Inv. Ltd.                                               25,215
One New York Plaza
New York, NY 10004

RAM Trading Ltd.                                                        25,215
One New York Plaza
New York, NY 10004